Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
ILLINOIS DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION
DIVISION OF BANKING
SPRINGFIELD, ILLINOIS

Written Agreement by and among

MIDWEST BANC HOLDINGS, INC.	Docket Nos.	09-190-WA/RB-HC
Melrose Park, Illinois		09-190-WA/RB-SM

MIDWEST BANK AND TRUST COMPANY		2009-DB-102
Elmwood Park, Illinois

FEDERAL RESERVE BANK OF
CHICAGO
Chicago, Illinois

and

ILLINOIS DEPARTMENT OF
FINANCIAL AND PROFESSIONAL
REGULATION
DIVISION OF BANKING
Springfield, Illinois

     WHEREAS, in recognition of their common goal to maintain the financial soundness of Midwest Banc Holdings, Inc. (“ MBHI”), Melrose Park, Illinois, a registered bank holding company, and its subsidiary bank, Midwest Bank and Trust Company, Elmwood Park, Illinois (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, MBHI, the Bank, the Federal Reserve Bank of Chicago (the “Reserve Bank”), and the Illinois Department of Financial and Professional Regulation, Division of Banking (the “Department”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

     WHEREAS, on December 15, 2009, MBHI’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Roberto R. Herencia to consent to this Agreement on behalf of MBHI and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by MBHI, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, MBHI, the Bank, the Reserve Bank, and the Department agree as follows:
Board Oversight
     1. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Department a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, allowance for loan and lease losses (“ALLL”), capital, earnings, and funds management; and
          (b) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, ALLL, capital, earnings, and funds management.

Credit Risk Management
     2. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
          (a) Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);
          (b) the establishment by the board of directors of the Bank of appropriate written risk tolerance guidelines and risk limits, and controls to ensure adherence thereto;
          (c) procedures to periodically review and revise risk exposure limits to address changes in market conditions
          (d) strategies to reduce concentrations of credit; and
          (e) sufficient experienced staff to resolve problem credits.
Asset Improvement
     3. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of examination conducted jointly by the Reserve Bank and the Department that commenced on May 18, 2009 (“Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.
          (b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank’s board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. §215.2(n)) .
     4. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $500,000, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.
          (b) Within 30 days of the date that any additional loan or other asset in excess of $500,000, including OREO, that (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve the Bank’s position on such loan or asset.
          (c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Department to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Department and shall document the review in the minutes of the board of directors’ meetings.
Allowance for Loan and Lease Losses
     5. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Department.
          (b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Department. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
          (c) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Department, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Earnings Plan and Budget
     6. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a written business plan for 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:
(i) a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and
(ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
          (b) A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Department at least 30 days prior to the beginning of that calendar year.
Capital Plan
     7. Within 60 days of this Agreement, MBHI and the Bank shall submit to the Reserve Bank and the Department an acceptable joint written plan to maintain sufficient capital at MBHI on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
          (a) MBHI’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and

Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
          (b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;
          (d) the source and timing of additional funds to fulfill MBHI ‘s and the Bank’s future capital requirements; and
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that MBHI serve as a source of strength to the Bank.
     8. MBHI and the Bank shall notify the Reserve Bank and the Department, in writing, no more than 30 days after the end of any calendar quarter in which any of MBHI’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, the MBHI and the Bank shall submit an acceptable written plan that details the steps MBHI or the Bank, as appropriate, will take to increase MBHI’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Liquidity and Funds Management
     9. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to enhance management of the Bank’s liquidity position. The plan shall, at a minimum, address, consider, and include:
          (a) Measures to enhance the monitoring and reporting of the Bank’s liquidity position; and
          (b) periodic review of risk limits to ensure that they remain commensurate with the Bank’s liquidity risk profile.
     10. Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes enhanced adverse scenario planning.
Interest Rate Risk Management
     11. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve interest rate risk management practices that are appropriate for the size and complexity of the Bank. The plan shall, at a minimum, address the following:
          (a) Enhanced measurement and reporting of interest rate risk that, at a minimum, considers and includes:
               (i) Wholesale products containing embedded options; and
               (ii) loans with contractual floors;
          (b) Procedures and controls, including, but not limited to, periodic stress testing of critical modeling assumptions, to ensure that the inputs and assumptions used to model and control the vulnerability of the Bank’s net interest income due to changes in interest rates are accurate and reflect the Bank’s current balance sheet structure and market conditions; and
          (c) provide for a periodic independent review and assessment of the Bank’s interest rate risk model and processes, including but not limited to, the accuracy and completeness of the data inputs into the Bank’s risk measurement system, and compliance with the Bank’s policies.
Dividends and Distributions
     12. (a) The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Department.
          (b) MBHI shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director.
          (c) MBHI shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
          (d) MBHI and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (e) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, MBHI and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     13. (a) MBHI and its nonbank subsidiary, shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) MBHI shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Compliance with Laws and Regulations
     14. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, MBHI and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide notice to the Department. MBHI and the Bank shall not appoint any individual to MBHI’s or the Bank’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank or the Department notifies MBHI or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

          (b) MBHI and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with Agreement
     15. (a) Within 10 days of this Agreement, MBHI and the Bank’s boards of directors shall appoint a joint compliance committee (the “Compliance Committee”) to monitor and coordinate MBHI’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of MBHI and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of MBHI and the Bank.
Progress Reports
     16. Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Department written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof.
Approval and Implementation of Plans and Program
     17. (a) MBHI and the Bank shall submit written plans and a program that are acceptable to the Reserve Bank and the Department within the applicable time periods set forth in paragraphs 2, 4(a), 4(b), 5(c), 7, 8, 9, 10, and 11 of this Agreement.

          (b) Within 10 days of approval by the Reserve Bank and the Department, MBHI and the Bank shall adopt the approved plans and program. Upon adoption, MBHI and the Bank shall promptly implement the approved plans and program, and thereafter fully comply with them.
          (c) During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.
Communications
     18. All communications regarding this Agreement shall be sent to:
(a)	Mr. Charles F. Luse Assistant Vice President Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60604

(b)	Mr. Scott D. Clarke Assistant Director Department of Financial and Professional Regulation Department of Banking 122 South Michigan Ave Chicago, Illinois 60603

(c)	Mr. Roberto R. Herencia President & CEO Midwest Banc Holdings, Inc. Midwest Bank and Trust Company 501 W. North Avenue Melrose Park, Illinois 60160

Miscellaneous
     19. Notwithstanding any provision of this Agreement, the Reserve Bank and the Department may, in their sole discretion, grant written extensions of time to MBHI and the Bank to comply with any provision of this Agreement.
     20. The provisions of this Agreement shall be binding upon MBHI, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     21. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Department.
     22. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking anyother action affecting MBHI, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

     23. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818). In addition, this Agreement is enforceable by the Department under Section 48 of the Illinois Banking Act.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 18th day of December, 2009.

MIDWEST BANC HOLDINGS, INC.		FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ Roberto R. Herencia	By:	/s/ Mark H. Kawa

	Roberto R. Herencia		Mark H. Kawa
	President & CEO		Vice President

MIDWEST BANK AND TRUST COMPANY		ILLINOIS DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION

By:	/s/ Roberto R. Herencia	By:	/s/ Jorge A. Solis

	Roberto R. Herencia		Jorge A. Solis
	President & CEO		Director